UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


                        SCHEDULE 13G


          Under the Securities Exchange Act of 1934
                      (Amendment No. )*


                     Remec, Inc.
______________________________________________________________________

                        (Name of Issuer)

                 Common Stock, $0.01 par value
______________________________________________________________________

                 (Title of Class of Securities)

                           759543200
 _____________________________________________________________________

                         (CUSIP Number)

		November 4, 2005
______________________________________________________________________

      (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


Page 1 of 6 Pages



CUSIP No.  759543200             Schedule 13G         Page 2 of 6 Pages



1.	NAME OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Option Opportunities Company
_____________________________________________________________________

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [  ]
                                                         (b) [x ]
_____________________________________________________________________

3.	SEC USE ONLY
_____________________________________________________________________

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware


NUMBER OF      	5.	SOLE VOTING POWER

SHARES			1,260,437
		      	------------------------------------------------
BENEFICIALLY	6.	SHARED VOTING POWER

OWNED BY                1,452,957
                  	------------------------------------------------
EACH   		7.	SOLE DISPOSITIVE POWER

REPORTING               1,260,437
                 		----------------------------------------
PERSON WITH     	8.	SHARED DISPOSITIVE POWER

                        1,452,957
_____________________________________________________________________

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,452,957
_____________________________________________________________________

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [ ]
_____________________________________________________________________

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.002%
_____________________________________________________________________


CUSIP No. 759543200        SCHEDULE 13G		Page 3 of 6 Pages


12.	TYPE OF REPORTING PERSON

BD

_____________________________________________________________________


Item 1(a)    Name of Issuer:

             Remec, Inc.
	     ---------------------------------------------------------

Item 1(b)    Address of Issuer's Principal Executive Offices:

             3790 Via De La Valle
	       Suite 311
             Del Mar, CA 92014
	     -----------------------------------------------------------

_______________________________________________________________________

Item 2(a)    Names of Persons Filing:

             Option Opportunities Company
	     -----------------------------------------------------------

Item 2(b)    Address of Principal Business Office:

             440 S. LaSalle Street
             4th Floor
             Chicago, Illinois 60605
	     -----------------------------------------------------------

Item 2(c)    Citizenship:

             Delaware
	     -----------------------------------------------------------

Item 2(d)    Title of Class of Securities:

             Common Stock
	     -----------------------------------------------------------

Item 2(e)    CUSIP Number:

             759543200
	     -----------------------------------------------------------

_______________________________________________________________________


Item 3  If This Statement is Filed Pursuant to Rule 13d-1(b), or
        13d-2(b) or (c), Check Whether the Person Filing is a:

CUSIP No. 759543200        SCHEDULE 13G		Page 4 of 6 Pages


        (a)   [x]  Broker or dealer registered under Section 15 of
                     the Exchange Act.
		    ----------------------------------------------------
        (b)   [ ]  Bank as defined in Section 3(a)(6) of the
                     Exchange Act.
		    ----------------------------------------------------

	  (c)   [ ]  Insurance company as defined in Section 3(a)(19)
                     of the Exchange Act.
		    ----------------------------------------------------
        (d)   [ ]  Investment company registered under Section 8 of
                     the Investment Company Act.
		    ----------------------------------------------------
        (e)   [ ]  An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E);
		    ----------------------------------------------------
        (f)   [ ]  An employee benefit plan or endowment fund in
                     accordance with Rule 13d-1(b)(1)(ii)(F);
		    ----------------------------------------------------
        (g)   [ ]  A parent holding company or control person in
			accordance with Rule 13d-1(b)(1)(ii)(G);
		    ----------------------------------------------------
        (h)   [ ]  A savings association as defined in Section
                     3(b) of the Federal Deposit Insurance Act;
		    ----------------------------------------------------
        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
		    ----------------------------------------------------
        (j)   [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

		    ----------------------------------------------------
______________________________________________________________________


Item 4	Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

        (a) Amount Beneficially Owned:         1,458,737 (aggregate)

		Comprised of:
		Option Opportunities Company 1,260,437
		David F. Dury			 192,520

		--------------------------------------------------------
        (b)	Percent of Class:               	5.002% (aggregate)

		Comprised of:
		Option Opportunities Company	4.339%
		David F. Dury			.66274%
	--------------------------------------------------------
CUSIP No. 759543200        SCHEDULE 13G		Page 5 of 6 Pages

	(c)	Number of Shares as to Which such Person
(Option Opportunities Company) has:

                (i)   Sole power to vote or direct the vote

                      1,260,437
	       	    --------------------------------------------


		    (ii)  Shared power to vote or to direct the vote

                      1,452,957
		          --------------------------------------------

		    (iii) Sole power to dispose or to direct the
                         disposition of

                      1,260,437
		       -------------------------------------------


                (iv) Shared power to dispose or to direct the disposition of

                      1,452,957
		       --------------------------------------------
_______________________________________________________________________


Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable

_______________________________________________________________________


Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable ____________________________________________________


Item 7	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding
Company:

Not Applicable

_______________________________________________________________________


Item 8	Identification and Classification of Members of a Group:

Not applicable
_______________________________________________________________________
CUSIP No. 759543200        SCHEDULE 13G		Page 6 of 6 Pages


Item 9	Notice of Dissolution of Group:

Not applicable

_______________________________________________________________________



Item 10 Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and
 are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



			SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:	January 31, 2006



					Option Opportunities Company



					By:	/s/ David F. Dury
						--------------------------
					     	David F. Dury
					  	President



*Option Opportunities Company disclaims beneficial ownership of the securities reported herein, except to the extent of its interest therein as to the 1,260,437 shares held in its name.